UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

CALGON CARBON CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	1-10776	25-0530110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))\

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2013, Calgon Carbon Corporation (the “Company”) announced that long-time Director and Chairman of the Board of Directors, Seth Schofield, will be retiring at the end of his term and not standing for re-election.   He will continue to serve as a Director and Chairman until the 2014 Annual Meeting of Stockholders expected to be held in early May, 2014.

As permitted by its Bylaws, the Company’s Board of Directors has authorized and approved a reduction in the number of Directors from ten to nine, effective immediately prior to the 2014 Annual Meeting of Stockholders.  As a result, three Directors will be elected at that meeting.  The Board of Directors will elect a new Chairman at a future date.

A copy of the Company’s Press Release with respect to the retirement of Mr. Schofield is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events

On December 13, 2013, the Company issued a press release providing an update to its shareholders, including the announcement that its Board of Directors has authorized up to an additional $100 million for the repurchase of the Company’s outstanding common stock.  This authorization brings the total amount authorized since last November for share repurchases to $200 million of which $150 million is now available for repurchases.  The timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time.  A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

99.1	Press Release dated December 12, 2013

99.2	Press Release dated December 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION
(Registrant)

Date: December 16, 2013	/s/ Richard D. Rose
(Signature)
Richard D. Rose
Senior Vice President, General Counsel and Secretary